UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

January 9, 2006

MAGELLAN HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Nod Road AVON, CONNECTICUT		06001
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 – OTHER EVENTS.

On January 9, 2006, the Company amended its contracts with the State of Tennessee Bureau of TennCare (“TennCare”) effective January 1, 2006 with terms now extending through June 30, 2007.  The Company provides managed behavioral healthcare services for the TennCare program in three regions (East, Middle, and West) in the State of Tennessee under contracts that were to expire on June 30, 2006.  The amended contracts cover the same services and the same regions as the Company’s existing contracts with TennCare. The amended contracts provide that the Company will assume risk in all three regions (including risk of loss and benefit of profits) for behavioral healthcare services with some limited risk- and profit- sharing with TennCare outside certain parameters.  The Company recorded $334.8 million from its TennCare contracts during the nine months ended September 30, 2005.

As previously announced, on November 6, 2005 TennCare announced that it had issued a Request for Information (“RFI”) with regard to a possible model for the management of the integrated delivery of behavioral and physical medical care to TennCare enrollees in the Middle Region of Tennessee by managed care organizations. Subsequently, TennCare has indicated that it will issue a Request for Proposals (“RFP”) on February 28, 2006 for the management of healthcare, including behavioral care, for such enrollees of the Middle Region.  Because the Company’s contracts with TennCare can be terminated by TennCare prior to June 30, 2007, the contract for the Middle Region would be terminated by TennCare should an implementation occur prior to June 30, 2007 of any contract awarded pursuant to the RFP.  The RFI contemplated that TennCare was targeting October 2006 as the start date of any such contract awarded pursuant to the RFP.  The Company estimates that, for the nine months ended September 30, 2005, revenue derived from TennCare enrollees residing in the Middle Region amounted to approximately $120 million.

The Company anticipates that it will seek to subcontract to manage behavioral healthcare for one or more managed care companies that respond to the RFP.  However, there can be no assurance that the Company will be able to secure any such arrangement or that, if it does, the bidder or bidders with whom it does secure such an arrangement will ultimately be awarded the contract by the State.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

By:	/s/ Mark S. Demilio
Name: Mark S. Demilio
	Title:	Executive Vice President and Chief Financial Officer

Dated: January 9, 2006

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End of Filing